Subscription Agent Agreement

Between

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

And

Computershare Trust Company, N.A.

And

Computershare Inc.

This SUBSCRIPTION AGENT AGREEMENT (the “Agreement”) is entered into as of this 2nd day of September 2021 (the “Effective Date”) by and among RiverNorth/Doubleline Strategic Opportunity Fund, Inc., a company organized and existing under the laws of the State of Maryland (the "Company"), and Computershare Trust Company, N.A., a national banking association (“Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare” and, collectively with Trust Company, the “Agent”).

1.	Appointment.

1.1       Company is making an offer (the “Subscription Offer”) to issue to holders of record of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on September 7, 2021 (the “Record Date”), the right to subscribe for and purchase (each, a “Right”, and collectively, the “Rights”) shares of common stock (the “Additional Common Stock”) at an initial estimated purchase price of $15.45 per share of the Additional Common Stock (the “Subscription Price”), payable as described on the Subscription Form (as defined below) sent to eligible shareholders, upon the terms and conditions set forth herein. The term “Subscribed” shall mean submitted for purchase from Company by a stockholder in accordance with the terms of the Subscription Offer, and the term “Subscription(s)” shall mean any such submission. Company hereby appoints Agent to act as subscription agent in connection with the Subscription Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

1.2       The Subscription Offer will expire at 5:00 p.m., Eastern Time, on October 1, 2021 (the “Expiration Time”), unless Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by Company from time to time, shall expire.

1.3       Company filed a shelf registration statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on December 4, 2020 which became effective on December 4, 2020. The terms of the Additional Common Stock are more fully described in the prospectus forming a part of the registration statement as it was declared effective. All terms used and not defined herein shall have the same meaning(s) as in the prospectus.

1.4       Promptly after the Record Date, Company will furnish Agent with, or will instruct Agent, in its capacity as transfer agent for Company, to prepare, a certified list in a format acceptable to Agent of holders of record of the Common Stock at the Record Date, including each such holder’s name, address, taxpayer identification number (“TIN”), share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.5       No later than the earlier of (i) forty-five (45) days after the Record Date or (ii) January 15 of the year following the year in which the Record Date occurs, Company shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by the Subscription Offer in accordance with current Internal Revenue Service regulations (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit B for additional information)

2.	Subscription of Rights.

2.1       The Rights entitle the holders to subscribe, upon payment of the Subscription Price, for shares of the Additional Common Stock at the rate of one share(s) for every three Rights (the “Basic Subscription Privilege”). No fractional Rights will be issued. The number of Rights to be issued to a Record Date Stockholder will be rounded up to the nearest number of Rights evenly divisible by three.

Fractional shares will not be issued upon the exercise of the Rights. Accordingly, new shares of common stock may be purchased only pursuant to the exercise of Rights in integral multiples of three.

2.2       If subscribing shareholders who exercise their Rights in full are entitled to exercise an oversubscription right, then Company shall provide Agent with instructions regarding the allocation to such shareholders of the Additional Common Stock after the initial allocation thereof.

2.3       Except as otherwise indicated to Agent by Company in writing, all of the Common Stock delivered hereunder upon the exercise of the Rights will be delivered free of restrictive legends. Company shall, if applicable, inform Agent as soon as possible in advance as to whether any Common Stock issued hereunder is to be issued with restrictive legend(s) and, if so, Company shall provide the appropriate legend(s) and a list identifying the affected shareholders, certificate numbers (if applicable) and share amounts for such affected shareholders.

3.	Duties of Subscription Agent.

3.1       Agent shall issue the Rights in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance(s), and furnish a copy of such records to Company.

3.2       Promptly after Agent receives the Record Stockholders List, Agent shall:

(a) mail or cause to be mailed, by first class mail, to each holder of the Common Stock of record on the Record Date whose address of record is within the United States of America and Canada, (i) a subscription form with respect to the Rights to which such stockholder is entitled under the Subscription Offer (the “Subscription Form”), a form of which is attached hereto as Exhibit A, (ii) a copy of the prospectus and (iii) a return envelope addressed to Agent.

(b) At the direction of Company, mail or cause to be mailed, to each holder of the Common Stock of record on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, a copy of the prospectus. Agent shall refrain from mailing the Subscription Form to any holder of the Common Stock of record on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, and hold such Subscription Form for the account of such stockholder subject to such stockholder making satisfactory arrangements with Agent for the exercise or other disposition of the Rights described therein, and effect the exercise, sale or delivery of such Rights in accordance with the terms of this Agreement if notice of such arrangements is received at or before 11:00 a.m., Eastern Time, on [date to be determined]. In the event that a request to exercise the Rights is received from such a holder, Agent will consult with Company for instructions as to the number of shares of the Additional Common Stock, if any, Agent is authorized to issue.

(c) Upon request by Company, Agent shall mail or deliver a copy of the prospectus (i) to each assignee or transferee of the Rights upon receiving appropriate documentation satisfactory to Agent to register the assignment or transfer thereof and (ii) with shares of the Additional Common Stock when such are issued to persons other than the registered holder of the Rights.

(d) Agent shall accept Subscriptions upon the due exercise of the Rights (including payment of the Subscription Price) on or prior to the Expiration Time in accordance with the Subscription Form.

(e) Agent shall accept Subscriptions, without further authorization or direction from Company, without procuring supporting legal papers or other proof of authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(i)       If the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided, that the Additional Common Stock is to be issued in the name of such fiduciary;

(ii)       If the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided, that the Additional Common Stock is to be issued in the names of such joint tenants; or

(iii)       If the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided, that the Additional Common Stock is to be issued in the name of such corporation.

(f)	Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received at the applicable address(es) as outlined in the offering documents.

(g)	Agent shall, absent specific and mutually agreed upon instructions between Agent and Company, follow its normal and customary procedures with respect to the acceptance or rejection of all Subscriptions received after the Expiration Time. Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form will be rejected and returned to the applicable shareholder.

4.	Acceptance of Subscriptions.

4.1       Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, forward a report by email to [removed]; (the “Company Representative(s)”) as to the following information, based upon preliminary review (and at all times subject to a final determination by Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of shares of the Additional Common Stock Subscribed for; (ii) the total number of the Rights sold; (iii) the total number of the Rights partially Subscribed for; (iv) the amount of funds received; and (v) the cumulative totals in categories (i) through (iv), above.

4.2       As promptly as possible following the Expiration Time, advise the Company Representative by email of (i) the number of shares of the Additional Common Stock Subscribed for and (ii) the number of shares of the Additional Common Stock unsubscribed for.

[REDACTED]

5.	Intentionally Omitted.

6.	Completion of Subscription Offer.

6.1       Upon completion of the Subscription Offer, Agent shall request the transfer agent for the Common Stock to issue the appropriate number of shares of the Additional Common Stock as required in order to effectuate the Subscriptions.

6.2       The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration, transfer and exchange of the Rights (the “Rights Register”).

6.3       All of the Rights issued upon any registration of transfer or exchange of the Rights shall be the valid obligations of Company, evidencing the same obligations and entitled to the same benefits under this Agreement as the Rights surrendered for such registration of transfer or exchange; provided, that until such transfer or exchange is registered in the Rights Register, Company and Agent may treat the registered holder thereof as the owner for all purposes.

6.4       For so long as this Agreement shall be in effect, Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of the Additional Common Stock to permit the exercise in full of all of the Rights issued pursuant to the Subscription Offer.

6.5       Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all of the shares of the Additional Common Stock issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of the Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon Company with respect thereto.

6.6       Company shall, from time to time, take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws, which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of the Rights or the Additional Common Stock issued upon the exercise of the Rights.

7.       Procedure for Discrepancies. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Form may indicate are to be issued to a stockholder upon the exercise of the Rights and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Company for instructions as to the number of shares of Additional Common Stock, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any shares of Additional Common Stock to such stockholder and will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8.	Procedure for Deficient Items.

8.1       Agent shall examine the Subscription Form(s) received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Subscription Offer. In the event that Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless Company provides written authorization to waive such deficiency.

8.2       If a Subscription Form specifies that shares of the Additional Common Stock are to be issued to a person other than the person in whose name a surrendered Right is registered, Agent will not issue such shares until such Subscription Form has been properly endorsed with the signature guaranteed in a manner acceptable to Agent (or otherwise put in proper form for transfer).

8.3       If any such deficiency is neither corrected nor waived, Agent will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

9.	Tax Reporting.

9.1       Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including, but not limited to, Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the attached Exhibit B.

9.2       With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code.

9.3       Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Company may reasonably request in writing. Such action may be subject to additional fees.

10.	Authorizations and Protections.

As agent for Company hereunder, Agent:

[REDACTED]

11.	Representations, Warranties and Covenants.

11.1 Agent. Agent represents and warrants to Company that:

[REDACTED]

13.	Intentionally Omitted

14.	Confidentiality.

[REDACTED]

15.	Compensation and Expenses.

[REDACTED]

18.	Subcontractors and Unaffiliated Third Parties.

[REDACTED]

19.	Miscellaneous.

19.1       Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by electronic mail (except for notices of default or termination of this Agreement by Agent), overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Company:

Marcus L. Collins, Secretary

325 North LaSalle Street

Suite 645

Chicago, IL 60654

mcollins@rivernorth.com

312.445.2251

Invoice for fees and services (if different than above):

The above address, plus:

RiverNorth/Doubleline Strategic Opportunity Fund, Inc.

c/o ALPS Fund Services Inc.

1290 Broadway, Denver CO 80203

Attn: Accounting/Expenses

KMcNamara@rivernorth.com; mcollins@rivernorth.com; jmohrardt@rivernorth.com;

Nick.Austin@alpsinc.com

If to Agent:	with an additional copy to:

Computershare Inc. 480 Washington Blvd., 29th Floor Jersey City, NJ 07310 Attn: Corp Actions Relationship Manager	Computershare Inc. 150 Royall Street Canton, MA 02021 Attn: Legal Department

Or

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship Manager

[REDACTED]

[REDACTED]

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

RIVERNORTH DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

By:
Name:	Marcus L. Collins
Title:	Secretary

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

For both entities

By:
Name:	Thomas Borbely
Title:	Senior Manager, Corporate Actions

Exhibit A	Form of Subscription Form
Exhibit B	Tax Instruction and Cost Basis Information Letter
Exhibit C	Schedule of Fees

EXHIBIT A

FORM OF SUBSCRIPTION FORM

Exhibit B;

Section 1

Standard Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 2 of this agreement, please (a) complete the below Year End Tax Reporting Package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 4 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the Year End Tax Reporting Package or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If IRC sections 302/304 apply to this Corporate Actions event, please reach out to the Corporate Actions Relationship Manager listed on Wire Instruction Exhibit of this Agreement to provide further details.

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or certification of foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt (refer to below definition) reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company and/or Purchaser will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is effective, whether or not the shareholder has presented the requisite and valid documentation in such year.

Standard Default Tax Terms: The share consideration (if any) is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders and tax reported “as if” paid currently.

Section 2 – Client Information

Client Name:

Tax ID/EIN:

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform tax reporting services for this transaction?

[ ]	Yes	[ ]	No***

***	If you mark the above box “No”, an explanation of either how the consideration will be tax reported, or why tax reporting is not applicable (i.e. K1, W-2, etc.), is required. Please provide this explanation in Section 5 where it indicates “If you answered “No” in Section 2.

Section 3 – Standard 1099 Reporting

3.A – Principal payment / cash in lieu of fractional shares

If 3.A is not applicable, please check here and move to 3.B	[ ]

Computershare to report principal payment on Form 1099-B.

Yes, on Form 1099-B	[ ]	Yes, on a form other than Form 1099-B. Please complete Section 3.C	[ ]

Computershare to report cash in lieu payment for fractional shares made to holders.

Yes, on Form 1099-B	[ ]	Yes, on a form other than Form 1099-B. Please complete Section 3.C	[ ]

3.B – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 3.B is not applicable, please check here and move to Section 3.C	[ ]

Dividends that have been paid in conjunction with Corporate Actions payments, deemed or accrued, such payment will be reported as Constructive Receipt on Form 1099-DIV or 1042-S.

Computershare to report dividends on Forms 1099-DIV / 1042-S.

Yes, Form 1099-DIV/1042-SB	[ ]	Yes, on a form other than Form 1099-DIV/1042=S.	[ ]	Please explain

Did the Company and or Purchaser distribute qualified dividends (100% ordinary & 100% qualified) for this tax year on the Newco shares?

Yes	[ ]	*No	[ ]

*	If no, please provide us with your worksheet to ensure all reportable income or reclassification income, paid by Computershare as agent, is reported correctly. Please note that up to five decimal points can be utilized in the reallocation process. If you choose to use less than five decimal points this could result in rounding issues. Due to time constraints inherent with tax season, we will not be able to re-run tax forms due to rounding issues. Please provide us with your worksheet reflecting all distributions for this applicable tax year.

3.C – Additional reporting

If 3.C is not applicable, please check here and move to Section 4	[ ]

Does any of the following reporting need to be performed by Computershare for cash paid (i.e., principal, cash in lieu) if not to be tax reported on Form 1099-B?

1099-INT	[ ]	1099-OID	[ ]	1099-MISC	[ ]	1099-DIV	[ ]	1042-S	[ ]

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT:
Reporting Box for 1099-OID:
Reporting Box for 1099-MISC:

If you selected 1099-DIV and/or 1042-S above, please complete the below.

Reporting for merger consideration (other than accrued and unpaid dividends as outlined below), on Form 1099-DIV and/or 1042-S is as follows:

Section 4 – Cost Basis

Please provide a copy of the completed Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement or such IRS filing requirement does not apply, you must answer the questions below.

What are the Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis, or provide an explanation if the IRS filing requirement for Form 8937 does not apply to this event.

Section 5 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a) Name Change?	Yes [ ]	No [ ]
b) Tax Id Number Change?	Yes [ ]	No [ ]
c) CUSIP Number Change?	Yes [ ]	No [ ]
d) Cash Liquidating Distribution	Yes [ ]	No [ ]
e) Non-Cash Liquidating Distribution	Yes [ ]	No [ ]
f) Sale of Rights Payment	Yes [ ]	No [ ]

Is any additional tax reporting required, other than what has been stated in Section 3 above (specify below)?

If you answered “No” in Section 2 above indicating that you do not require Computershare to perform tax reporting, please explain below.

Section 6 – Additional Information continued

Is any additional tax withholding required other than what has been stated in Section 3 above (specify below)?

Section 7

Fair Market Value (FMV) Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 8 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If 302/304 Tax Reporting is requirements please reach out to the Corporate Actions Relationship Manager listed on the Wire Instruction Exhibit of this Agreement

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Fair Market Value Reporting (FMV) is subject to additional fees, by appraisal.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is finalized, regardless of whether the shareholder has already processed the exchange or not.

Standard Default Tax Terms: The share distribution is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders.

Fair Market Value (FMV) tax reporting: Refers to an exchange where the share consideration) is treated as fully taxable and reportable on Form 1099-B at the per share valuation provided by client.

Section 8 – Client Information

Client Name:

*Tax ID/EIN:

*	If FMV reporting is required, the Issuer (Acquirer) will be deemed the payor and you must provide your EIN for reporting purposes. In addition, Client must provide Computershare with completed IRS Form 2678 in order for Computershare to remit any backup withholding tax to the IRS on client’s behalf.

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform FMV tax reporting services for this transaction?

[ ]	Yes	[ ]	No***

***	If you mark the above box “No” the value of all newly issued shares will NOT be tax reported to the holders and any cost basis and acquisition date of the surrendered target company shares will be carried over to the new shares. Please refer to Section 3.

Section 9

Fair Market Value reporting

We ask that you read each question below carefully and respond to each question accordingly as this questionnaire requires a great deal of attention.

Taxable Event Information

Please check one of the boxes below regarding the following statement.

This event requires Fair Market Value (FMV) reporting on Form 1099-B as the share consideration received in this transaction is a taxable event to former target holders and as such the basis of the new shares received will be the FMV rate and become covered shares (i.e., date of acquisition is the effective date).

True	[ ]	*False	[ ]

*	If the above statement is “False”, please provide an explanation as to why:

If the FMV share consideration is nontaxable, and not tax reportable, please confirm by checking a box below:

*True	[ ]	**False	[ ]

*	If you selected “True”, please explain briefly why the FMV share consideration is nontaxable, and whether the “cash” (if any) is tax reportable on Form 1099-B:

**	If you selected “False” from the above, is the FMV of the share consideration treated as taxable and reportable on a 1099-B?

Yes	[ ]	*No	[ ]

*	If you selected “No”, please advise on the IRS Form & box number in which it should be reported:

Gross Proceeds Information

If the transaction with a shareholder should be reported on a 1099-B, and the full amount of the consideration is treated as taxable, is the FMV of the stock consideration, as well as the cash (if any), reportable on Form 1099-B in Box 1d as “Proceeds”?

Yes	[ ]	*No	[ ]

*	If you selected “No”, please advise on the rationale as to why the cash and/or stock is not considered as “ proceeds” for 1099-B reporting purposes:

If Form 1099-B reporting is required, should Box 7 on the Form 1099-B (“Check if loss is not allowed based on amount in 1d”) be checked?

Yes	[ ]	*No	[ ]

Backup Withholding Information

If you selected “Yes” and indicated that FMV of the share consideration is a taxable exchange and reportable on a 1099-B as “Proceeds”,- please advise on the following questions:

•	Is the share consideration subject to backup withholding? (Uncertified accounts would be entitled to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS.)

Yes	[ ]	*No	[ ]

*	If you selected “No”, please provide the basis for selecting “No” so that Tax can review this further.

If you selected “Yes” and indicated that shares are subject to backup withholding, please confirm the following statement by selecting “Issuer/Acquirer Agrees”:

Computershare is hereby authorized by the Issuer/Acquirer to sell the appropriate number of shares from each shareholder’s share entitlement to cover applicable tax withholding obligations. The withholding obligation arises on the date the reportable consideration is paid. The shares sold to fund any backup withholding will be based on the amount of withholding required. The current share price may not be exactly the FMV price and may result in a shortage or overage that will either need to be returned to the company or covered by the company.

Issuer/Acquirer Agrees	[ ]

If you would prefer that Computershare does not fund the backup withholding obligation by selling the shares, the Issuer/Acquirer can fund the amount of backup withholding required to remit to the IRS in lieu of selling shares. Should you wish to proceed with this alternative, please select the box below:

Yes, we will fund the entire balance due in one single wire to Computershare for the backup withholding obligation [   ]

If you checked the box above, to fund the backup withholding on FMV reporting, the funds you provided will be included in a “gross -up” calculation (to increase a net amount to include deductions, such as taxes, that would be incurred by the receiver) reported on a 1099-B as additional proceeds to the holder.

Fair Market Value (FMV)

Please provide the value per share associated with the FMV reporting of the share consideration:

Form 8937

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to determine the per share basis of the share consideration received by the target’s holders.

EXHIBIT C

SCHEDULE OF FEES

COMPUTERSHARE TRUST COMPANY, N.A.

SUBSCRIPTION AGENT FEE SCHEDULE FOR

RIVERNOTRH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC. RIGHTS OFFERING

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